Exhibit 23.5

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8, filed on or about March 1, 2024, of SharpLink Gaming, Inc. of our report dated October 11, 2022, relating to the consolidated financial statements of SportsHub Games Network, Inc. and Subsidiaries as of and for the year ended December 31, 2021, appearing in the Annual Report on Form 10-K (as amended) for the year ended December 31, 2022 of SharpLink Gaming Ltd.

/s/ BerganKDV, Ltd.

Minneapolis, Minnesota

March 1, 2024